Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript

ILSE - Q4 2005 INTRALASE CORP Earnings Conference Call

Event Date/Time: Feb. 16. 2006 / 11:00AM ET

CORPORATE PARTICIPANTS

Krista Mallory

IntraLase Corporation - Director, Investor Relations

Robert Palmisano

IntraLase Corporation - President and CEO

Shelley Thunen

IntraLase Corporation - EVP and CFO

CONFERENCE CALL PARTICIPANTS

Jason Mills

First Albany - Analyst

Charles Olsziewski

Oppenheimer and Company - Analyst

Larry Keusch

Goldman Sachs - Analyst

Andy Schopick

Nutmeg Securities - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen and welcome to the fourth quarter 2005 IntraLase Corp. earnings conference call. My name is Neeka and I will be your coordinator for today.

[Operator Instructions]

I would now like to turn the presentation over to your host for today’s conference, Ms. Krista Mallory, Director of Investor Relations. Please proceed, ma’am

Krista Mallory - IntraLase Corporation - Director, Investor Relations

Thank you, Neeka. Good morning. On behalf of IntraLase, I’d like to welcome everyone to today’s conference call to discuss fourth quarter and full year 2005 earnings results. IntraLase’s news release detailing 2005 results was issued over the Newswire this morning. Anyone needing a copy of the release can go directly to the company’s website at www.intralase.com or simply contact Ryan Herron at 949-859-5230 extension 188, and he’ll get you one immediately.

Joining me today are Bob Palmisano, President and Chief Executive Officer, and Shelley Thunen, Executive Vice President and Chief Financial Officer. Bob will review key IntraLase accomplishments for 2005 and Shelley will then provide a review of the numbers. Bob will conclude his remarks with some comments about 2006, and then we will open the call for your questions.

Before turning the call over to Bob, I would like to remind everyone that today’s conference call and press release include forward-looking statements and actual results could vary. For a discussion of the factors that could cause actual results to vary from these forward-looking statements, please see the “Risk Factors” section of the IntraLase Form 10-Q for the third quarter of 2005 and in today’s press release.

Now I would like to turn the call over to Bob. Bob?

Robert Palmisano - IntraLase Corporation - President and CEO

Thanks, Krista and good morning to everyone. As most of you probably know, we reported preliminary fourth quarter and 2005 full year results on January 26th. As anticipated and relayed at that time, revenues for the fourth quarter were expected to be $27.4 million and $94.4 million for the full year 2005. I am happy to report that our revenue numbers are exactly on target.

Net income was slightly better than our preliminary numbers for the fourth quarter and full year at $3.8 million and $9.5 million, respectively. And earnings per fully diluted share, including expected expenses associated with non-cash, stock-based compensation were $0.12 for the fourth quarter and $0.31 for the full year. While I don’t want to repeat everything that we discussed on our last conference call, some of our key 2005 accomplishments are worth recapping.

Laser placements worldwide continued to grow at an impressive rate, reflecting IntraLase’s emergence as the technology of choice for corneal flap creation both in the US and abroad. In the fourth quarter, IntraLase shipped a record 44 lasers worldwide, with the US representing approximately 60% of total lasers shipped. Notably, the number of US lasers shipped nearly doubled sequentially. Our total installed base is now 371 — representing an impressive increase of approximately 71% year over year.

Turning to our progress on procedure volumes, unit sales were approximately 95,000 for the quarter, representing a very strong 81% increase from the comparable quarter in 2004, and 14% sequential growth. While the numbers are not in yet, we believe our US market share has now risen to approximately 25% of all LASIK procedures. Just as important, however, is that IntraLase has increased its market share every single quarter since bringing its laser to market. As you will recall, our market share was 16% at the end of 2004.

During the fourth quarter, we also entered into an agreement with TLCVision which includes a laser commitment across all of their refractive service models over the next two years. TLCVision is the largest provider of laser vision correction services in North America with over 70 branded centers, accounting for approximately 42% of the corporate center business in the US, according to Market Scope. While IntraLase had previously sold lasers to TLC Vision centers, this deal further strengthens our relationship and is an excellent partnership for both companies.

In addition to expanding our position in the US market with TLC Vision and individual surgeons, the international LASIK markets continue to represent a substantial opportunity for IntraLase. We have expanded our global footprint into 26 countries outside the US, further enhancing our ability to capture market share and capitalize on our enormous worldwide opportunity. While the Corporate Center business is not well developed outside of the United States, we are working closely with several international center groups to expand our footprint in these markets. We expect this to become a new segment in our horizontal distribution network outside the US.

Now I would like to switch gears and talk about the most recent technology breakthrough to emerge from our research and development efforts. As you have heard me state on numerous occasions, IntraLase’s mantra is “Better Medicine — Better Business”. We continue to focus heavily on research and development and strive to have the best products in the marketplace for surgeons and patients.

At the upcoming annual meeting of the American Society of Cataract and Refractive Surgery, we plan to introduce a new 60 kilohertz version of our femtosecond laser. The 60 kilohertz laser is very important for a number of reasons. First, the 60 kilohertz laser addresses a key customer need which is to dramatically reduce procedure time. Surgeons using the 60 kilohertz laser upgrade will now experience procedure times as fast as the bladed microkeratome. The 60 kilohertz upgrade will nearly halve the procedure time to about 18 seconds. It will also enable tighter spot placement and facilitate easier flap lifts and enhance the surgical experience. In short, practices can experience higher patient throughputs and patients will enjoy greater intraoperative comfort.

Our experience thus far tells us that surgeons are delighted that we’ve decreased procedure times by half. We expect to begin shipping production of 60 kilohertz units from the factory in the second quarter of 2006 and we will begin offering 60 kilohertz upgrades to our existing user base regardless of their current IntraLase system shortly thereafter.

Lastly, the 60 kilohertz laser system further demonstrates our leadership in femtosecond technology and distinguishes IntraLase even further from potential competition. While we have a healthy respect for all of our future competitors, IntraLase has once again raised the bar with our technological improvements.

Most importantly, the feedback we are getting from the 12 surgeons at our five customer preference test sites who have upgraded to the 60 kilohertz model has been overwhelmingly positive. Dr. Michael Gordon of the GordonBinder Vision Institute in San Diego has confirmed the clinical efficacy of the 60 kilohertz IntraLase laser upgrade by telling us that the IntraLase FS Laser technology is really unbeatable in terms of accuracy and versatility, and saying that the upgrade to 60 kilohertz should make laser flap creation an obvious choice for all surgeons. We believe that the faster procedure time will also entice surgeons to upgrade, but that it is the overall clinical efficacy when creating the corneal flap that will enhance their business.

Moving on to the advances we are making in developing therapeutic applications, IntraLase, in partnership with some of the country’s leading institutions, continues to make advances in revolutionizing and commercializing corneal transplants with the IntraLase FS laser. Three leading ophthalmic institutions, Bascom Palmer Eye Institute at the University of Miami, Corneal Research Foundation of America of Indianapolis and the University of California, Irvine Medical Center are the first in the country to affirm IntraLase’s ability to improve corneal transplants by initially — by using — initially by using a shaped penetrating keratoplasty, with the potential to enhance wound healing, lessen astigmatism and hasten visual recovery. You can expect to hear more about these corneal therapeutic applications at this year’s ASCRS Meeting.

While the therapeutic markets are small compared to the LASIK market opportunity, they are important in that they expand the indications for use with the IntraLase FS laser, while helping us to sell lasers. With commercial introduction of these expanded indications planned towards the end of the year, we have built in only very minimal revenues from therapeutic use and upgrades. We expect that marginal revenue and profitability from therapeutics will materialize in 2007 when our customers begin utilizing the additional applications.

The great strides we made in 2005 add a great deal of momentum to our business and position the company well to pursue a compelling worldwide market opportunity. Both of these factors give me great confidence in our ability to execute on our 2006 strategy and achieve our revenue guidance of $130 million, net income guidance of approximately $22 million and earnings per fully diluted share guidance of approximately $0.70, including estimated expenses of about $6.5 million associated with non-cash, stock-based compensation.

At this point, I will turn the call over to Shelley. Once Shelley completes her remarks, I’ll conclude the commentary and we will take your questions. Shelley?

Shelley Thunen - IntraLase Corporation - EVP and CFO

Thank you, Bob, and good morning everyone. As stated in our release today, and by Bob, fourth quarter 2005 revenues were $27.4 million, net income was $3.8 million, and earnings per fully diluted share were $0.12. Full year 2005 revenues were $94.4 million, net income was $9.5 million, and earnings per fully diluted share were $0.31. Our fourth quarter earnings included expenses of $893,000 in non-cash, stock-based compensation and our full year profits included expenses of $2.1 million in non-cash, stock-based compensation.

IntraLase’s most important metric continues to be the number of laser sales and leases. Global demand for our lasers remains robust, and as is typical, the fourth quarter was our largest placement quarter of the year. We sold or leased 44 lasers worldwide, up 19% from the 37 sold or leased in the comparable quarter a year ago and up 29% sequentially. US placements were particularly strong, representing just over 60% of laser sales or leases during the quarter. Laser revenues in the fourth quarter were $11.4 million, about the same as they were in the fourth quarter of 2004 and up 15% sequentially.

In the fourth quarter our average selling price for lasers was about $260,000. As we discussed on our January 26th call, the average selling prices were lower than we have experienced this year due to four factors. First, the preferential pricing afforded on 20% of all of our laser sales to existing customers, purchasing lasers for second or third locations. Second, operating leases on approximately 30% of US placements, a higher number than is usual in the fourth quarter. Third, a lower number of conversions than we normally experience, likely driven by previous Internal Revenue Code Section 179 deductions. And lastly, pricing to TLC Vision for multiple laser sales. The confluence of all four of these factors resulted in reduced selling prices, but we expect our average selling prices in 2006 to return to the range they were during the first nine months of 2005 of about $280,000 ASPs.

Unit sales of per procedure patient interfaces were approximately 95,000 for the quarter, an increase of 81% compared to the fourth quarter a year ago and a sequential increase of 14% from the third quarter. The procedure mix volume was 60% US during the fourth quarter, with US procedures increasing 19% sequentially and international procedures increasing approximately 10% sequentially.

Procedure average selling prices were just over $116, a decrease sequentially because procedure volume was led by our highest volume customers who receive volume discounts based on their purchases and high volume early adopters who have lower prices grandfathered in. Effective January 1, 2006, we implemented a price increase of about 10% for these initial customers who had lower per procedure fee pricing when they bought their lasers. With this price increase, we expect per procedure average selling prices for the full 2006 year to be closer to the average selling prices achieved during the middle of 2005 of around $118 per procedure.

Maintenance revenues in the fourth quarter were just over $2 million, a 43% increase from the comparable period a year ago, attributable to our increasing base of US customers. Recall that we primarily sell through distributors outside the US; therefore, the distributor is responsible for servicing the laser and receives the maintenance revenues.

During the fourth quarter we completed 100 30 kilohertz upgrades, generating $2.9 million, at an average selling price that was about 18% higher than the third quarter average selling prices. As of December 31, 2005, we had upgraded 145 out of the 280 customers eligible for an upgrade. Our 30 kilohertz upgrade for existing customers is backward compatible to our entire customer base and has been extremely well received.

We introduced the 30 kilohertz IntraLase laser and upgrade early in the third quarter of 2005, with this innovation doubling the speed of the laser from 15 kilohertz. It is very exciting but highly unusual for a follow-on technological breakthrough to arrive less than a year later, as is the case with our newly announced 60 kilohertz upgrade. We expect to commence shipping the 60 kilohertz laser from the factory in the second quarter, with upgrades available shortly thereafter. Our list price for the 60 kilohertz upgrade is $60,000, and as you recall our list price for the 30 kilohertz upgrade was $50,000.

To encourage surgeons to embrace the 60 kilohertz version and to allow for the unusually short time span between innovations, we are charging the list price less the amount the customer paid for their 30 kilohertz upgrade. For example, if the customer paid $40,000 for their 30 kilohertz upgrade their 60 kilohertz upgrade price will be $20,000, calculated as the $60,000 list price for the 60 kilohertz less the $40,000 paid for the recent upgrade to 30 kilohertz.

For those customers who recently purchased a new 30 kilohertz upgrade, the list price would be $10,000. We believe this is an equitable way to handle the upgrade while ensuring customer satisfaction. In spite of expected lower average selling price, we anticipate that upgrade gross margins will remain similar to that of our laser hardware and the 30 kilohertz upgrade, as the hardware component of the upgrade from 30 kilohertz to 60 kilohertz is less than the hardware component was for the upgrade from 15 kilohertz to 30 kilohertz.

Again, the 60 kilohertz upgrade is backward compatible to all of the 371 lasers in our installed base. Customers purchasing lasers in the first quarter of 2006 will also be able to upgrade to the 60 kilohertz. Again, the 60 kilohertz upgrade is a field retrofit and our field service personnel and clinical personnel will be on site for approximately two days to affect the upgrade. We expect that first quarter 2006 upgrade activity will be significantly lower than the 100 upgrades in the fourth quarter of 2005, as customers will likely want to delay a 30 kilohertz upgrade or a 60 kilohertz upgrade to minimize the downtime in their offices. We then expect upgrade activity to pick back up toward the middle to the end of the second quarter.

Fourth quarter gross margins of 53.4% were a major improvement over the 43.5% in the comparable quarter a year ago, an improvement of 23%. For the full year of 2005, our gross margin was 53.2% compared to the 42.5% attained in 2004, an improvement of 25%. While we reduced the cost of our laser and the single use patient interface marginally during 2005, the margin expansion was largely due to mix and improved maintenance revenue profitability.

Laser and upgrade gross margins remain in the mid 30% range and per procedure fee gross margins came very close to the 80% gross margin range in the fourth quarter, as expected. During 2006, gross margin expansion is again expected to be driven by mix, as per procedure fees are expected to be in the range of 50% of all revenues as we approach the end of the year. Per procedure fees, inclusive of the single use disposable patient interface, are our highest margin product. This topline component increased to 40% of revenues in the fourth quarter of 2005, compared to 32% in the comparable period a year ago. For the full year, per procedure fees represented 42% of revenues, compared to 37% in 2004.

Research and development expenses were $3.3 million in the fourth quarter and $11.7 million for the year, representing 12% of revenues for the quarter and the year. Research and development expenses, however, were $1.1 million lower in 2005 than 2004 because stock-based compensation expense in 2005 was $764,000 lower than in the prior year. In addition, expenses in 2004 included nonrecurring expenses of $1.1 million associated with the expensed portion of converting a royalty agreement to a royalty free technology license from the University of Michigan and their sale of stock at our initial public offering.

Selling, general & administrative expenses were $8.2 million in the fourth quarter and $31.6 million for the full year, representing 30% of revenues and 33% of revenues, respectively. Selling, general and administrative expenses in the comparable periods of 2004 were 42% of revenues in the fourth quarter and 39% of revenues for the full 2004 year. All the investments we made are focused on further propelling our commercial momentum; for example, we had higher spending for marketing and tradeshows, the FS 30 rollout, sales commissions, global travel, and an expansion in training initiatives and distributor assistance.

I would now like to turn to a discussion of our balance sheet and cash flows. At December 31st, we had $90.2 million in cash, cash equivalents and long term marketable securities. We turned modestly cash flow positive in the third and fourth quarters, and we expect to be cash flow positive in every quarter going forward.

During 2005 we generated approximately $8.2 million in cash on profits from operations and spent a total of $11.2 million on capital outlays; $3.8 million in capital outlays for leasehold improvements and the move to our new facility, exactly what we told you earlier in the year; approximately $3.3 million in leasehold improvements funded by our landlord and $4.1 million for other capital requirements, primarily associated with training, development and manufacturing activities.

We also capitalized a net amount of approximately $2.7 million for net lasers placed in service for operating leases. In addition to generating cash from operations we received $3.8 million from the exercise of stock options, our employee stock purchase program, and the paydown of notes receivable by executives that were entered into to purchase IntraLase stock several years ago.

Inventories were $13.6 million at December 31st, down about 7% sequentially from $14.5 million at September 30, turning about 3.8 times per year. When we ended the second and third quarters, we were at about 3 turns per year, as we built inventories in anticipation of our move mid year. When we entered the third quarter we told you we expected to approach normalized inventory turns of nearly 4 turns per year, which we have now achieved.

At December 31st, we had $13.6 million in accounts receivable, up from $11.6 million at the end of September 2005. Days sales outstanding were 52 days, up from 46 days last quarter and 50 days at the end of the second quarter. As we have said all along, our DSOs will continue to grow modestly as we expand our international business and grant credit terms to our most qualified international distributors and as per procedure fees, which have longer credit payment terms, increase as a percentage of revenues. IntraLase’s DSOs continue to be about 50% lower than the industry average.

In summary, I would like to emphasize the continuing leverage of our business model. Excluding stock-based compensation expense in both periods, net income in the fourth quarter almost doubled as compared to our third quarter 2005 profits, on an approximate 20% increase in revenues, highlighting the leverage in our business model as we grow and procedure volumes increase. We are also well positioned from a growing installed base and balance sheet perspective to achieve our 2006 plans.

I want to thank you very much for your time and attention, and I will now turn the call back over to Bob to conclude our prepared remarks.

Robert Palmisano - IntraLase Corporation - President and CEO

Thank you, Shelley. We are excited and encouraged by our strong installed base at the end of 2005, our growing market share in the United States, our strengthened relationship with TLC Vision, and our worldwide opportunity, all of which make us confident in our 2006 guidance. I want to summarize our 2006 guidance and the commentary we have made about expectations for 2006.

Revenues of approximately $130 million. Laser average selling prices are expected, for the full year, to be close to what we achieved in the first nine months of 2005 of about $280,000, with variations by quarter depending upon customer mix and operating leases in the US. Procedure average selling prices are expected for the full year to be close to ASPs achieved in the middle of 2005 of around $118 per procedure. Our revenue projections include the anticipated upgrades to 60 kilohertz by our existing customers, with upgrade activity in the first quarter of 2006 significantly lower than that achieved in the fourth quarter of 2005, as customers will want to delay their 30 kilohertz upgrade for a 60 kilohertz upgrade.

During 2006 gross margin expansion is again expected to be driven by mix, as per procedure fees are expected to be in the range of 50% of all revenues as we approach the end of the year. Our guidance includes approximately $6.5 million associated with non-cash, stock-based compensation. Net income is expected to be approximately $22 million and earnings per fully diluted share are estimated at $0.70. We will continue to execute on our business strategy.

Our commitment to continuously improve our technology and enhance the clinical experience is exemplified by the technological breakthrough with our 60 kilohertz laser, doubling the speed of the laser flap creation procedure to approximately 18 seconds, comparable to the bladed microkeratome. Furthermore, expanding our product line into therapeutic applications later this year again underscores our commitment to technological innovation and customer satisfaction.

Now I’ll ask the operator to open the lines so that we can take your questions.

QUESTION AND ANSWER

Operator

[Operator Instructions]

Your first question comes from the line of Jason Mills of First Albany. Please proceed.

Jason Mills - First Albany - Analyst

Thanks guys. Thanks for all the detail in the prepared remarks. Several questions here, I will try to not ask them all, maybe get back in queue. First, Shelley, I think I missed it, but you gave some guidance around gross margin by product category, sorry I missed it, but could you go over that again? And then what your expectations are here in 2006 on that front?

Shelley Thunen - IntraLase Corporation - EVP and CFO

Well, what we said is that our gross margins for our laser and our upgrade will continue to be in the mid 30% range. At the end of the fourth quarter we achieved gross margins on a per procedure fees very close to the 80% target that we had, and overall that gross margins would expand, primarily, due to mix.

In the prepared remarks, I didn’t say anything more, but previously I had said that we are now profitable, we got profitable on our maintenance revenues in the second half of 2005, and we would — that kind of does normalize margins. We didn’t give guidance on specific amount to continuing through 2006.

Jason Mills - First Albany - Analyst

Okay. On the maintenance side, because it does — I mean it’s small, but it does have an impact as it continues to grow, are we talking about margins similar to or half that of lasers? Can you kind of characterize that a little bit?

Shelley Thunen - IntraLase Corporation - EVP and CFO

Yes. That’s a good question. We have not broken it out before. Certainly not as good as lasers; half maybe a little conservative.

Jason Mills - First Albany - Analyst

Okay. So some are returning to half and — 25% or so. Okay. With respect to the first quarter, Bob, our checks suggest the market is strengthening a little bit relative to the fourth quarter, which had some difficult macros here in the US. Could you speak to what you are seeing, how your laser placements in the fourth quarter, those new centers are doing in the first couple of months here in the first quarter?

And also sort of as a segue there, with respect to geographical dynamics in the US, it seems to us a phenomenon has developed of a high penetration at specific metropolitan areas, and virtually no penetration in others. Can we address that as an opportunity or a threat and how you are going to address and sort of exploit that in — I guess if that’s true, if you’re seeing the same thing are not as important as well? Thanks.

Robert Palmisano - IntraLase Corporation - President and CEO

Good morning, Jason. I think that what we’re seeing so far, which is a small portion in January, is very encouraging from both from a hardware point of view and from a procedure point of view. As you probably realize, the first quarter is usually a very, very strong quarter in terms of procedures as benefit plans get funded, and so we’re seeing that all across the board. And also I think where we are in terms of laser sales and stuff is it indicates a very strong placement activity. So all in all, I think that the year seems to be off to a real solid start, and I hope it continues. What was your second question again, Jason?

Jason Mills - First Albany - Analyst

Just it seems to us in our checks, you have this phenomenon of — almost to keeping up with the Jones as if you all were, in some metropolitan areas your technology has penetrated a very, very high percentage of surgeons, and then in others it’s almost nil. Could you address that as an opportunity or a threat, and sort of your strategy — if that’s true or not and your strategy for it?

Robert Palmisano - IntraLase Corporation - President and CEO

I think that as we penetrate more and more — I assume you’re talking specifically about the US markets?

Jason Mills - First Albany - Analyst

Yes.

Robert Palmisano - IntraLase Corporation - President and CEO

I think that we are just about all over the place right now, maybe a few metropolitan areas that we’re not in. But the phenomenon that we see happening usually is when one operator in an area gets an IntraLase, they tend to advertise it a lot and steal market share from other doctors or centers in their area that do not have it, and usually the first — when that happens we saw — we see really strong same store sales growth. But then a period of time comes when the other doctors feel the need to get it, which we think is a good thing. And so that’s how you see these things kind of cluster after a while.

They start with one and then a doctor — the other doctors, just to remain competitive with the center that is heavily advertising IntraLase, they need to get it. And therefore, we build more clusters of accounts in areas. But I think that we are, in most areas, at least, have some presence and is growing. I said we had very, very strong placements in the fourth quarter of last year, and which I think, to some extent, surprised some people. They didn’t believe it was that strong a quarter for us. I think we’re making great progress all across the boards, Jason.

Jason Mills - First Albany - Analyst

Okay. Great. And then just couple more, and I’ll get back in queue. I guess, a little bit of a tougher question, if you will, longer term. If we look out one year from now, Bob, are we going to be sitting here, talking about the femtosecond laser only in your penetration of markets with that laser, both from a LASIK standpoint and clinical therapeutic applications as well? Or are we going to be also talking about other ventures? What are your thoughts about this as you look longer-term?

Robert Palmisano - IntraLase Corporation - President and CEO

Well, I hope we’re talking about both, quite frankly. I think it’s, as I’ve said often is that, part of our corporate strategy is to become a multi-product refractive company, and I think that we continue to work on that. We’re not going to just do something for the sake of doing something, but something that makes sense to us — in other words, products that are technologically advanced. Additionally, the products I deal with the same customers that we’re currently dealing with, and hopefully, products that were being near term accretive are things that we are pursuing. We haven’t executed one yet, but you never have one until you have one. But I can assure you we’re active in this area. So I hope a year from now, we’ll be talking about both.

Jason Mills - First Albany - Analyst

Great. And finally, LCA Vision is the elephant in the room here. And I’m sure they’re listening. I am sure you want to be measured with what you say, but could you just specifically address they are large potential customer, they’re gaining share. TLC is obviously seeing their success and trying to replicate their model a little bit. I know that you’ve worked with them in your days at Summit in the past. Again, it’s the elephant in the room here. So I think we’d be remiss if we didn’t address it.

Robert Palmisano - IntraLase Corporation - President and CEO

Yes. Good question. I think that — I always think that LCA is just not a customer yet. I firmly believe that we have something to offer them, and I’ll give you — I’ll give them my sales presentation, you think they’re listening in, is that they basically have a model that is just ideal for what we have, I believe. They have a base price, and then offer options to the patients as they come in, that they could get different kinds of treatments, et cetera. And this was just a — this would be just another option that they would have.

So I think that we have a great technology for them. We’re in contact with them. I can’t carry it any further than that, but I think that we have a great technology for them. I’ll also say that internationally the laser vision center — corporate center business is not as well developed in United States on a broad base basis, but there are some countries that it is very well developed in. And we are working very closely with a couple of center operators, particularly in Europe, that have large installed bases of centers. So I wouldn’t be surprised if we’re able to, in the near future, consummate to make some of those deals also.

Jason Mills - First Albany - Analyst

Great. Thanks guys.

Operator

Your next question comes from the line of Charles Olsziewski of Oppenheimer and Company. Please proceed.

Charles Olsziewski - Oppenheimer and Company - Analyst

Good morning.

Robert Palmisano - IntraLase Corporation - President and CEO

Hi Charles.

Shelley Thunen - IntraLase Corporation - EVP and CFO

Good morning.

Charles Olsziewski - Oppenheimer and Company - Analyst

Shelley, quick question. What percentage of your current customers will be affected by the 10% price increase that you decided both this time in last conference call?

Shelley Thunen - IntraLase Corporation - EVP and CFO

We typically don’t breakout their procedure volume as a percent of our total volume, but it’s not a huge number of customers, it’s about 50 plus they are early adopters and they tend to bring high volumes.

Charles Olsziewski - Oppenheimer and Company - Analyst

That’s what I was looking for, not the number of procedures, the number of customers.

Shelley Thunen - IntraLase Corporation - EVP and CFO

Yes.

Charles Olsziewski - Oppenheimer and Company - Analyst

As far as the 60 kilohertz upgrade, have customers, obviously this conference call being publicly broadcast, but are the customers in the queue for a 30 kilohertz upgrade or even notified that this development about the 60 kilohertz?

Robert Palmisano - IntraLase Corporation - President and CEO

Yes, they have and that’s why we said that we felt that the upgrade stream that for 30 kilohertz that it’s pretty much going to dry up in the first quarter as customers now prepare and hold and wait for the 60 kilohertz upgrade, but then everybody is being notified.

Charles Olsziewski - Oppenheimer and Company - Analyst

You talked about the cost of the 60 kilohertz upgrade, what’s going to be the cost of the 60 kilohertz system, the ASP?

Shelley Thunen - IntraLase Corporation - EVP and CFO

We’ve not made any disclosure on that as yet from our sales department.

Charles Olsziewski - Oppenheimer and Company - Analyst

Okay. And will the interface for that system be the same price most likely?

Shelley Thunen - IntraLase Corporation - EVP and CFO

The per procedure fees.

Charles Olsziewski - Oppenheimer and Company - Analyst

Yes.

Shelley Thunen - IntraLase Corporation - EVP and CFO

Yes.

Charles Olsziewski - Oppenheimer and Company - Analyst

Okay. And once you start shipping the 60 kilohertz system, obviously the upgrade is backwardly compatible, but will the 60 kilohertz system be the only one you will manufacture going forward?

Robert Palmisano - IntraLase Corporation - President and CEO

Yes, it will.

Charles Olsziewski - Oppenheimer and Company - Analyst

Okay. And then, obviously this was a fairly short product cycle and I would suspect that the next product cycle won’t be as fast. But having said that, will the next innovation from you guys be focused on lowering the cost for doctors further down the blue chain?

Robert Palmisano - IntraLase Corporation - President and CEO

Not necessarily. I think that — you are right in your premise that the next innovation would be a little bit longer than the nine months that this one had, but I would suspect sometime in 2007 we will be further innovating our product line. And what the pricing of that would be, we are not really ready to talk about that yet because we don’t have everything lined up as to what’s its going to be and how it’s going to be marketed. Naturally I would not assume that it will be just a cost issue.

Charles Olsziewski - Oppenheimer and Company - Analyst

Okay. Super. Thanks.

Operator

Your next question comes from the line of Larry Keusch of Goldman Sachs. Please proceed.

Larry Keusch - Goldman Sachs - Analyst

Hi, good morning.

Shelley Thunen - IntraLase Corporation - EVP and CFO

Good morning Larry.

Larry Keusch - Goldman Sachs - Analyst

Just Bob turning on the innovation question. Obviously if you look to your next innovations in the space, speed is obvious, but can you give some flavor sort of how well you maybe able to improve these devices or what are you thinking about future innovations?

Robert Palmisano - IntraLase Corporation - President and CEO

Well, I think again speed is obvious, another avenue that we would like to go down is having— being able to produce, and this is still in theory right now, much thinner flaps than we are currently, we now are — our current technology produces the thinnest most accurate flaps. We would even potentially like to get thinner than that, so that we can improve the bio-mechanics of LASIK.

And that’s one of them — another one of them would be perhaps size. Sometimes we have difficulty with size of the unit. Right now, it’s been few and far between but sometimes we’re not able to place the in the current system in an operating suite. Then doctors, they have to build additional room and I think we’ll facilitate it if we had a different size units. So those were the kinds of things I would think that we’re working on.

Larry Keusch - Goldman Sachs - Analyst

Okay. Super. And then two other questions. First, as you sort of announced think about the gating of the quarters from a topline perspective. Obviously, your upgrades will likely fees in the remainder of the first quarter and certainly, to some extent until you launch in the second quarter.

Yet, you’ve got the seasonally strongest procedure period here. So just — can you give us any help on, sort of, thinking about how the quarters, sort of, layout here in terms of sequential increases?

Robert Palmisano - IntraLase Corporation - President and CEO

Yes. I would think that they would be in the traditional mode. First quarter is usually a very strong procedure quarter and also a very good equipment quarter. Second quarter tends to be a good strong equipment quarter and a slower procedure quarter. Third quarter is going to be slower in both. And then fourth quarter is traditionally the strongest hardware quarter and also a good procedure quarter as we had this year. So I think it’s going to follow a pretty much normal modality.

Larry Keusch - Goldman Sachs - Analyst

Okay. So even with the lack of upgrades in the first quarter, it should still be, it sounds like sequentially top over Q2, is that right?

Robert Palmisano - IntraLase Corporation - President and CEO

I’d say so, yes.

Larry Keusch - Goldman Sachs - Analyst

Okay. And then lastly, just two quick ones. Any thoughts on CapEx spending for ‘06 and then what should we think about in terms of what will influence SG&A as you move through ‘06, as well as it has — as it is relative to ‘05?

Shelley Thunen - IntraLase Corporation - EVP and CFO

Okay. Both good questions. Capital expenditures in 2005 were a bit unusual since we moved into a new facility. If we look at our normalized capital expenditure equipment in 2005, we spent about $4 million in capital. I would expect it to increase in 2006 as we grow business, but I think that’s a good normalized base to start with, first of all, and I think in terms of SG&A and R&D spending, we don’t get real specific in our guidance. So I think you’ve got great leverage in 2005 as compared to 2004 as we group this, but not expect that leverage to continue in 2006.R&D spending will continue to be robust, I think we’ve demonstrated our commitment to R&D, maybe, down as a percent of revenue. But I — you should not see that change significantly. And then in SG&A, you should not kind of see the leverage change that you saw in 2005. I think that, we continue to invest in the development of our market in sales and marketing. So you should not see that go down significantly as a percent of revenues.

Larry Keusch - Goldman Sachs - Analyst

Okay. Great. And then, one last one just as it relates to the upcoming ASCRS meeting. Obviously, you’ve launched the 60 kilohertz, but is there any sort of, new data that we should be looking for at the meeting?

Robert Palmisano - IntraLase Corporation - President and CEO

I think you’ll see new data as it regards therapeutics, Larry, which is very, very meaningful. This is a — we’ve been working on this for sometime and our ability to do these corneal transplants for patients that have severe injuries is really, I think, a terrific thing.

And we’re looking to being able to do these procedures with a computer controlled laser as opposed to manually provide the opportunity to not only have a better visual outcome but a much quicker one. With these transplants, it appears the patients usually take about a year to recover. And I would suspect that we will have some data supporting that it would be less than half that, when the procedure is done with the laser. So I think it’s fair — that can be pretty meaningful.

Larry Keusch - Goldman Sachs - Analyst

But nothing as it related to just other studies around the…

Robert Palmisano - IntraLase Corporation - President and CEO

No. I don’t think that we are doing — that there are some studies obviously done. We are studying the bio-mechanical effect and I think there’s going to be some data on that. That’s pretty technical though. And the idea is that how does creating a flap with a laser give you better bio-mechanics, in other words, stability as compared to a bladed microkeratome, there’s going to be some data on that.

That’s very typical, but I think that we’re pretty well proven the fact that you get better visual outcome as we’ve done three or four studies that are very well documented and we’ve gone over-and-over again. So I don’t think that we’re going to be doing any more of those head-to-head comparison studies. There’s just no need to do that. We’re getting the different areas. Bio-mechanics is, again, that’s an important area, therapeutics are an important area. So those are the directions that we’re going.

Larry Keusch - Goldman Sachs - Analyst

Okay. Super. Thanks very much.

Operator

[Operator Instructions]

We have a question from the line of Jason Mills of First Albany. Please proceed.

Jason Mills - First Albany - Analyst

Yes. I just had a couple of follow ups, Bob, actually Shelley, one for you first. Just on the P&L, when can we expect you to be a tax paying customer of the IRS?

Shelley Thunen - IntraLase Corporation - EVP and CFO

Okay. I think we haven’t given that specific guidance, but in terms of that. I will say, however, that we entered 2005 with about $56 million NOL most of that would be usable, although, we may end-up having to book a normalized rate, kind of at the end of ‘06.

And that would be something that we would talk. And, if you get maybesix, seven, eight — eight quarters — eight quarters is a possibility. Then you might go ahead and book through deferred and do that kind of stuff, but we’re looking at our numbers. We wouldn’t pay tax in 2006, and so it’s based on our guidance.

Jason Mills - First Albany - Analyst

So if we want to look at normalized rate for you guys, what are you sort of — what kind of estimates are — would you be willing to give us?

Shelley Thunen - IntraLase Corporation - EVP and CFO

I have not given out a rate yet, and I’m little reluctant to do it. But I would say that because of the size of our international business it’s not going to be a real high rate I would think.

Jason Mills - First Albany - Analyst

There is a lot of room for interpretation, which for us is scary to the sell side.

Shelley Thunen - IntraLase Corporation - EVP and CFO

I know —

Jason Mills - First Albany - Analyst

And are we thinking in the 20s?

Shelley Thunen - IntraLase Corporation - EVP and CFO

No. I am thinking probably, in the very low 30s, but don’t hold me to that.

Jason Mills - First Albany - Analyst

Okay. That’s somewhat helpful. You mentioned the 2006 guidance, Bob, approaching 50% of revenue from the procedure interface side towards the end of the year. Could you — I mean, it looks to us like given the first quarter seasonality that you should or will be close to that in the first quarter maybe below that second, third and then at that rate in the fourth. Is that kind of consistent what you are thinking but you’re not seeing 50% for the entire year?

Shelley Thunen - IntraLase Corporation - EVP and CFO

Yes.

Robert Palmisano - IntraLase Corporation - President and CEO

Well, I think that you are right Jason. I think that we were saying, we should be better or around 50% for the entire year?

Shelley Thunen - IntraLase Corporation - EVP and CFO

Yes.

Robert Palmisano - IntraLase Corporation - President and CEO

I think that you are right, Jason. I think that we are seeing — we should be better around 50%-plus better by the revenues coming from procedures for the full year.

Jason Mills - First Albany - Analyst

So for the full year, you think 50-plus is when you look at the entire year?

Robert Palmisano - IntraLase Corporation - President and CEO

Yes.

Jason Mills - First Albany - Analyst

Okay. That’s helpful. And then just lastly on the international front, you launched in China recently. You also talked about launching in Latin America this quarter. Could you talk about the progress in those two regions and how quickly you think maybe that will impact your results and also what you are seeing on the competitive landscape internationally as well?

Robert Palmisano - IntraLase Corporation - President and CEO

Yes, I think that both of those markets, China and South America, are — we should see the impact really in the short-term and I would think in the first half of the year. The World Congress, which is a once-every-four-year meeting, starts I believe next week in Brazil.

We will have a big presence there. I am not personally going, but a lot of people from IntraLase are. And we are launching in four countries, Brazil, Argentina, Colombia and Chile. We expect to place lasers on all those countries this year. And we should see the impact in I think in the relatively short-term.

China, again, — we are gearing up there. Bernie Haffey, our Chief Commercial Officer is actually traveling to China right before ASCRS. And I think that we are going to make some real progress there. China basically is three markets, its mainland China, Taiwan and Hong Kong. We already have a very strong presence in Hong Kong and we are outstanding there. So, I think those are — I am not giving you any specific numbers, but there are great opportunities for us.

Regarding competition, we haven’t seen much yet. I do understand that 20/10 has — is a recent new and unique commercial at this point. I understand that at least that they have placed one unit, I believe, it’s in Japan. That’s what I heard, and this is just hearsay. As far as I am concerned, I haven’t confirmed it. It mainly geared around therapeutics and that’s all that we know that is commercial at this time.

Jason Mills - First Albany - Analyst

Okay. Thank you very much.

Operator

Your next question comes from the line of Andy Schopick of Nutmeg Securities. Please proceed.

Andy Schopick - Nutmeg Securities - Analyst

Thank you. I would just like to be sure that I understand what was communicated to the prior question, Shelley, on the tax provision. Does the current guidance include any provision for taxes at $0.70?

Shelley Thunen - IntraLase Corporation - EVP and CFO

It does include some provision. We paid about 2.5% rate to the federal government as AMT.

Andy Schopick - Nutmeg Securities - Analyst

Yes.

Shelley Thunen - IntraLase Corporation - EVP and CFO

And then the small amount to the State. It’s not nothing, but it’s certainly not —

Andy Schopick - Nutmeg Securities - Analyst

Okay.

Shelley Thunen - IntraLase Corporation - EVP and CFO

…on a normalized tax rate.

Andy Schopick - Nutmeg Securities - Analyst

So you are signaling the possibility that around mid year, there could from a reporting policy, an effective tax rate that would be applied to your earnings, possibly later in the year?

Shelley Thunen - IntraLase Corporation - EVP and CFO

Correct. I think it’s not a typical — when you get to about 6 quarters to 8 quarters of profitability that the company and you will make the decision to, can’t talk to approval of course.

Andy Schopick - Nutmeg Securities - Analyst

Yes.

Shelley Thunen - IntraLase Corporation - EVP and CFO

So that you will go ahead and book your deferred taxes.

Andy Schopick - Nutmeg Securities - Analyst

But that would leave the current guidance subject to some adjustment or modification.

Shelley Thunen - IntraLase Corporation - EVP and CFO

Yes, it would, for the tax rate.

Andy Schopick - Nutmeg Securities - Analyst

Okay. And I just want to be sure I understand where the capitalized costs are? I think you mentioned $2.7 million from lasers that were put out on lease that was the amount capitalized for the year?

Shelley Thunen - IntraLase Corporation - EVP and CFO

That is much for the year, yes.

Andy Schopick - Nutmeg Securities - Analyst

And that’s and – what, other current assets are long-term?

Shelley Thunen - IntraLase Corporation - EVP and CFO

We see that in — on the summarized balance sheet on the press release in other long-term assets.

Andy Schopick - Nutmeg Securities - Analyst

That’s what I thought. Thank you, Shelley.

Operator

At this time, I am showing no further questions, I would like to hand the call over to Mr. Palmisano for closing remarks.

Robert Palmisano - IntraLase Corporation - President and CEO

Well, thank you. Once again, I want to reiterate that 2005 was a great year for IntraLase. And it couldn’t have a possible without a superior team of senior management and all our dedicated employees. The continuing rapid adoption of our technology on a worldwide basis, our market share gains increased penetration at TLC and expansion to additional locations with our existing customers give us confidence on our abilities to sustain a significant global momentum we have created thus far.

Thank you for your interest and participation. I look forward to seeing many in the ASCRS in March and talking to you again when first quarter results are available. Hope everybody has a good day. Thank you.

Operator

And once again, ladies and gentlemen, we thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Have a great day.

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